Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2009 (the “Effective Date”), between Aspect Software, Inc., a Delaware corporation (the “Company”), and Laurie Cairns (“Employee”).

The Company and Employee desire to enter into this Agreement to provide the terms on which Employee will serve as the Senior Vice President, Marketing.

The parties hereto agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning as of the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”).

2. Position and Duties.

(a) During the Employment Period, Employee will serve as the Senior Vice President, Marketing, subject to the overall direction and authority of Employee’s manager or supervisor as designated by the Company from time to time.

(b) Employee will devote her reasonable best efforts and attention to the business and affairs of the Company and its affiliates; provided that nothing in this Section 2(b) will prohibit Employee from devoting a reasonable amount of time to: (i) charitable or other similar activities, so long as such activity does not conflict or interfere with Employee’s provision of services to the Company as provided herein; or (ii) her work on behalf of Brandcentric, Inc. d/b/a LEC, Ltd. (“LEC, Ltd.”), so long as such activity does not conflict or interfere with Employee’s provision of services to the Company as provided herein. Notwithstanding the foregoing, Employee agrees and acknowledges that she has made arrangements to transfer day-to-day management of LEC, Ltd. to others, and agrees not to be involved in the negotiation of any terms and conditions regarding contracts or projects between the Company and LEC, Ltd. Further, Employee and Company agree that, at the beginning of each calendar quarter during which this Agreement is in effect, Company and LEC, Ltd. shall agree upon a budget for agreed upon services and projects to be completed by LEC, Ltd. for that calendar quarter and any work that would cause the total expenses for such quarter to exceed that budgeted amount by $5,000 or more shall be approved by the CEO or CFO of the Company. Employee will perform her duties and responsibilities hereunder to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) Company acknowledges and agrees that, in connection with Employee’s position with Company, Employee shall be allowed to maintain an office in Chicago, Illinois at her own expense. Notwithstanding the foregoing, Employee acknowledges and agrees that she will be required frequently to be present in the Company’s facilities in Lombard, Illinois, where she will maintain an office. Further, from time to time, she will need to travel to the Company’s corporate headquarters in Massachusetts and elsewhere in connection with her job responsibilities.

3. Base Salary and Benefits.

(a) During the Employment Period, Employee’s base salary will be $100,000.00 per annum and will be subject to review by the Company’s Chief Executive Officer (the “CEO”) on an annual basis (the “Base Salary”), which salary will be payable in regular installments in accordance with the Company’s general payroll practices and will be subject to customary withholding.

(b) During the Employment Period, Employee agrees not to participate in any of the Company’s employee benefit programs (including cash bonus programs) for which managerial employees of the Company are generally eligible. Notwithstanding the foregoing, Employee shall be entitled to vacation, personal days, sick days and holidays, if any, as generally provided to managerial employees of the Company. Further, also notwithstanding the foregoing, in the event Employee ceases her association with LEC, Ltd. and remains in the employ of Company, Employee shall be entitled to participate in all of the Company’s employee benefit programs (including cash bonus programs) for which managerial employees of the Company are generally eligible.

(c) The Company will reimburse Employee for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

4. Term.

(a) The Employment Period will commence as of the Effective Date and (i) will terminate upon Employee’s resignation, death or Disability (as defined in Section 4(e) below) and (ii) may be terminated by the Company at any time for Cause (as defined in Section 4(f) below) or without Cause.

(b) [Reserved]

(c) If the Employment Period is terminated by the Company with or without Cause or pursuant to Section 4(a)(i) above, Employee will be entitled only to receive her Base Salary through the date of termination, and the cash equivalent of any and all Equity Compensation as set forth and defined in Section 21 below that is accrued through the date of termination.

(d) Except as otherwise set forth in this Agreement, all of Employee’s rights to salary and other compensation hereunder (if any) which accrue or become payable after the termination of the Employment Period will cease upon such termination. The Company may offset any amounts Employee owes the Company or its affiliates against any amounts the Company owes the Employee hereunder. Employee’s termination of employment with the Company for any reason shall be deemed to automatically remove Employee, without further action, from any and all offices held by Employee with the Company or its affiliates.

(e) For purposes of this Agreement, “Disability” (i) means any physical or mental incapacitation which results in Employee’s inability to perform her duties and responsibilities for the Company for a total of 120 days during any twelve-month period, as determined by the CEO in his good faith judgment and (ii) will be deemed to have occurred on the 120th day of such inability to perform.

(f) For purposes of this Agreement, “Cause” means (i) the entering of a guilty plea or conviction of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its affiliates into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the CEO or his designees, (iv) gross negligence or willful misconduct with respect to the Company or any of its affiliates, or (v) any other material breach of this Agreement.

5. Confidential Information. Employee acknowledges that the information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any of its affiliates obtained by her while employed by the Company (“Confidential Information”) are the property of the Company or such affiliate. Therefore, Employee agrees that she shall not disclose to any unauthorized person or use for her own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act. Employee will deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) to the extent containing Confidential Information or Work Product (as defined in Section 6 below) of the Company or any of its affiliates which she may then possess or have under her control.

6. Inventions and Patents. Employee acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Employee while employed by the Company (“Work Product”) belong to the Company or such affiliate. Employee shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. Noncompete; Non-Solicitation.

(a) Employee acknowledges that Employee’s services to the Company require the use of information including a formula, pattern, compilation, program, device, method, technique, or process that the Company has made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use (“Trade Secrets”). Employee further acknowledges and agrees that the Company would be irreparably damaged if Employee were to provide similar services requiring the use of such Trade Secrets to any person or entity competing with the Company or engaged in a similar business. Therefore, Employee agrees that during the Employment Period and during the twelve (12) month period immediately thereafter (the “Protection Period”), she will not, either directly or indirectly, for herself or any other person or entity (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof, (ii) hire any person who is (or in the case of a former employee, was an employee of the Company or any affiliate at any time during the 180 day period prior to any attempted hiring by Employee) an employee of the Company or any affiliate, (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and the Company or any affiliate (including, without limitation, making any negative statements or communications about the Company or its affiliates), or (iv) participate in any business in which she would be reasonably likely to employ, reveal, or otherwise utilize Trade Secrets used by the Company prior to the Executive’s termination in any geographical area in which the Company or any of its affiliates conduct business. “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Employee does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange. Notwithstanding any of the foregoing provisions, and provided that Employee does not employ, reveal, or otherwise utilize Company’s Confidential Information or Trade Secrets, nothing herein shall be deemed to restrict Employee, in any manner or for any duration, from continuing to operate LEC, Ltd. and/or any of its affiliates following termination of her employment with Company.

(b) Employee agrees that the aforementioned covenant contained in Section 7(a) is reasonable with respect to its duration, geographical area and scope. In particular, Employee acknowledges and agrees that the Company and its affiliates conduct their businesses on a worldwide basis and that the geographic scope of the covenant contained in Section 7(a) is necessary to protect the goodwill and Confidential Information of the Company and its affiliates. Employee further acknowledges that the restrictions contained in Section 7(a) do not impose an undue hardship on her due to the fact that she has general business skills which may be used in industries other than those in which each of the Company and its affiliates conduct their businesses and do not deprive Employee of her livelihood. Employee agrees that the covenants made in Section 7(a) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court terminating any other provision(s) of this Agreement.

(c) If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

(d) Because Employee’s services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation of this Section 7, the Protection Period will be tolled until such breach or violation has been duly cured. Employee agrees that the restrictions contained in Sections 5, 6 and 7 are reasonable.

8. Additional Acknowledgments. Employee acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Employee expressly agrees and acknowledges that the restrictions contained in Sections 5, 6 and 7 do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee’s ability to earn a living. Employee acknowledges that she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement.

9. Other Businesses. As long as Employee is employed by the Company, Employee agrees that she will not, except with the express written consent of the Company, become engaged in, render services for, or permit her name to be used in connection with any business other than the business of the Company or any of its affiliates (except as expressly permitted by Section 2(b) above).

10. Competitive Activities. Employee’s right to work on behalf of LEC, Ltd., both during and following the termination of the Employment Period, shall not be deemed to be a “Competitive Activity” as that term is defined in Aspect Software Group Holdings, Ltd.’s Amended and Restated 2003 Share Purchase and Option Plan (the “Plan”).

11. Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which she is bound, (ii) Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity that would restrict or limit the Employee’s ability to perform the duties required while employed by the Company, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that she has had the opportunity to consult with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

12. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to Employee at the address indicated in the Company’s payroll records, and to the Company at the address indicated below:

Aspect Software, Inc.

300 Apollo Drive

Chelmsford, MA 01824

Attention: President & CEO

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

14. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. In the event of any conflict or inconsistency between the terms of this Agreement, and the terms of any other agreement between Company and Employee and/or any Company adopted policy, procedure, or benefit plan applicable to Employee, the terms of this Agreement shall control.

15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company. Each of the Company’s affiliates are intended third party beneficiaries of this Agreement.

18. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. Each party hereto submits to the co-exclusive jurisdiction of the United States District Court for Massachusetts and of any Massachusetts state court sitting in Boston, Massachusetts over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein.

19. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. It is agreed and understood that Employee shall not be entitled to bind the Company in connection with this Agreement or any matter arising hereunder.

20. Headings. The Section headings appearing in this Agreement are for mere convenience of the parties and shall not be considered in any construction or interpretation of this Agreement.

21. Equity Compensation.

(a) Reference is made to Class A-1 Shares (the “Equity Compensation”) granted to Employee pursuant to any resolutions of the board of directors of the Company’s affiliate, Aspect Software Group Holdings Ltd., a Cayman Island company (“Parent”).

(b) In addition to the Base Salary, Employee shall receive Equity Compensation valued at $250,000.00 per annum on the following terms:

(i) The price of the A-1 Shares shall be the same as the price of Tranche I Options to purchase A-1 Shares under the Parent’s 2003 Share Purchase and Option Plan (the “Plan”) in effect at the date of grant.

(ii) The number of A-1 Shares granted to Employee shall be net of any applicable taxes that the Company is required to withhold. The Company shall provide Employee with a report of each grant of Equity Compensation that details the price, number of shares and any such taxes withheld.

(iii) The right to receive grants of Equity Compensation shall accrue quarterly in arrears, and shall be granted by the board of directors of the Parent pursuant to the Plan at the first board meeting following the quarter of accrual, except that no grant shall be made after the first quarterly accrual and two quarters’ worth of shares shall be granted after the second quarterly accrual.

(iv) In the event that the Employment Period is terminated, Employee shall receive the pro rata value in cash of the portion of Equity Compensation that has accrued, but has not been granted, through the date of termination.

(v) The Equity Compensation shall be reviewed on an annual basis at the same time as the annual review of Base Salary.

(c) In the event the Company chooses to exercise its Repurchase Option under the Plan, Employee shall receive the Fair Market Value price per share as of the Termination Date (as these capitalized terms are defined in the Plan).

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ASPECT SOFTWARE, INC.

By:	/s/ Michael J. Provenzano III

Its:	Chief Financial Officer

EMPLOYEE

/s/ Laurie Cairns
NAME: